EXHIBIT 99.1
1400 N. 15th Street
Immokalee, FL 34142
Ph: 239-657-3171
Fax: 239-657-8482

PRESS RELEASE

SUBJECT: Florida Community Banks, Inc. 1st quarter 2007 Earnings Statement
Date: April 10, 2007

Florida Community Banks, Inc.
1st Quarter 2007 Earnings Statement

Stephen L. Price, President & CEO of Florida Community Banks, Inc. has announced the unaudited first quarter earnings for the company. Florida Community Banks, Inc. is a bank holding company headquartered in Immokalee, Florida whose primary operating entity is the 84-year-old Florida Community Bank. Mr. Price is pleased to announce that consolidated net earnings for the quarter ending March 31, 2007 were $4,667,027. This compares to first quarter earnings last year of $5,193,904, or a decrease of 10.14%. While the earnings for the first quarter are lower than the same period last year, they represent an annualized return on average assets of 1.87% and an annualized return on average equity of 20.22%. When compared to industry averages the bank will continue to be one of the highest performing banks in the United States.

The Company finished the quarter with assets of $1,003,865,007, a 1.08% increase from March 31, 2006. Shareholders equity at March 31, 2007 was $95,244,141 compared to $74,828,102 at the same time last year. Mr. Price stated that the slow down in local real estate markets had resulted in slower growth for the bank as well.

On a per share basis, the fully diluted net income for the quarter was $.70 cents compared to $.78 cents in the same quarter last year.

Mr. Price stated the announcement of these earnings followed the release last month of the company’s audited year-end 2006 earnings figures showing an increase of 27.05% over 2005. Florida Community Bank operates 10 offices in Collier, Lee, Hendry, and Charlotte counties.

For more information contact Mr. Price at 239-657-3171.